EX 5.1

Paris, June 28, 2012

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $1,500,000,000 principal amount of 1.550% notes due 2017 (the “Notes”) of Total Capital International, a société anonyme organized under the laws of the Republic of France (“Total Capital International”) and the related guarantee of the Notes (the “Guarantee”) by TOTAL S.A., a société anonyme organized under the laws of France (“TOTAL”), I, as General Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. The Notes are being issued under an indenture, dated as of February 17, 2012 (the “Indenture”), between Total Capital International, TOTAL and The Bank of New York Mellon, as trustee.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	each of Total Capital International and TOTAL is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

(2)	the Notes being issued have been duly authorized and validly executed in accordance with a valid resolution of the board of directors of Total Capital International;

(3)	the Indenture has been duly authorized and validly executed by each of Total Capital International and TOTAL in accordance with a valid resolution of the board of directors of Total Capital International and TOTAL, respectively; and

(4)	the Guarantee has been duly authorized and validly executed by TOTAL in accordance with a valid resolution of the board of directors of TOTAL.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated the date hereof of Jonathan E. Marsh, Group U.S. Counsel to TOTAL, which opinion is being delivered to you by such counsel.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantee and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By:	/s/ Peter Herbel
Name: Title:	Peter Herbel General Counsel